Exhibit 11- Computation of Earnings Per Share

BRIDGE BANCORP, INC. AND SUBSIDIARY
Unaudited Computation of Per Share Income
                                                       Three months ended September 30,       Nine months ended September 30,
                                                                   2000            1999                  2000            1999
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Net Income                                                $1,553,000         $1,304,000            $4,013,000      $3,424,000
Common Equivalent Shares:
Weighted Average Common Shares Outstanding                 4,237,597          4,252,715             4,241,904       4,248,896
Weighted Average Common Equivalent Shares                     22,113             23,196                22,055          27,006
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Weighted Average Common and Common Equivalent Shares       4,259,710          4,275,911             4,263,959       4,275,902
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Net Income per Common Equivalent Share                    $     0.37         $     0.31            $     0.94      $     0.80